Exhibit 99.1

Contacts:

Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS SELLS THREE RELATED INVESTMENTS
FOR TEN MILLION IN CASH

Holdings in 1848 Capital Partners, Big Apple Entertainment Partners, and London Bridge Entertainment Partners Sold to Investment Group

HOUSTON, TX – February 1, 2011 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) today announced that its promissory notes from 1848 Capital Partners, LLC (“1848”), Big Apple Entertainment Partners, LLC (“Big Apple”), and London Bridge Entertainment Partners, LLC (“London Bridge”), have been sold in exchange for $10 million in cash to an undisclosed investment group. As part of the transaction, $200,000 of the purchase price was allocated to Riptide Entertainment, LLC (“Riptide”).

In previous periods, the operating results of each of these companies had declined, and collectibility of the notes was therefore called into question, the result of which was the decline in valuation of these investments. As of September 30, 2010, the last date on which the Fund’s net asset value was calculated, the Fund’s holdings were valued at   $299,163 for 1848, $2,283,245 for Big Apple, $807,379 for London Bridge; and zero for Riptide, for a collective total of $3,389,787.

All of the notes in question were unsecured with senior liquidity rights and each had personal guarantees from the principals of the respective underlying companies.  As previously disclosed in the Fund’s quarterly report on Form 10-Q for the three-month period ended September 30, 2010, the notes from London Bridge and Big Apple were in default. The Fund had accelerated the maturity of the London Bridge note, and made demand for payment of both London Bridge and Big Apple. In addition,  the note from 1848 had also matured and was due in full.

Riptide is a holding company controlled by the Fund that owned various equity, debt and other economic interests in Big Apple, London Bridge and DCAB Entertainment Partners, LLC and various entities related to these companies. As part of the transaction, the buyer required that all of the holdings of Riptide be transferred to the buyer or be terminated.  As a result, Riptide was allocated approximately $200,000 cash from the transaction, which was sufficient to satisfy its outstanding liabilities.

 “We are pleased to conclude this transaction, particularly in light of the recent performance of these investments,” said John Hardy, Executive Chairman of Equus.  “We are extremely appreciative of the principals of 1848 and their diligent efforts to work with us to achieve this end.”

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.